UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 5, 2012

NATIONAL HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30929 (Commission File Number)	13-4087132 (IRS Employer Identification No.)

120 Broadway, 27th Floor, New York, NY  10271
(Address of Principal Executive Offices)

(212) 417-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01          Entry into a Material Definitive Agreement.

On September 5, 2012, National Holdings Corporation (the “Company” “we” or “us”) received an additional $2 million in financing pursuant to an amendment of the previously announced Securities Purchase Agreement, among the Company, National Securities Growth Partners LLC (“NSGP”) and Bryant Riley, a director of the Company (the “Amended SPA”).   Pursuant to the Amended SPA, NSGP purchased an additional 6% convertible subordinated promissory note in the original principal amount of $1 million (the “September 2012 Convertible Note”) and Mr. Riley purchased a 10% subordinated promissory note in the original principal amount of $1 million (the “Subordinated Note” and together with the September 2012 Convertible Note, the “September 2012 Notes”).   In addition, under the terms of the Amended SPA, NSGP is no longer obligated to complete the previously announced third and final private placement for $6 million.

As part of this transaction, Robert Fagenson and Mark Klein each were appointed as Co-Executive Chairmen.

The proceeds of the September 2012 Notes were used to satisfy $1.2 million of outstanding indebtedness held by affiliates of St. Cloud Partners, L.P. (“St. Cloud”) evidenced by the 10% senior subordinated convertible promissory note in the principal amount of $3 million issued pursuant to that certain Purchase Agreement, dated as of June 30, 2008, by and between the Company and St. Cloud.  The remaining proceeds will be used for general corporate purposes.  In addition, St. Cloud was granted a security interest in all shares of stock of National Asset Management, Inc. held by the Company.

The September 2012 Notes

The aggregate principal amount of the each of the September 2012 Notes issued in the private placement was $1 million.  Each of the September 2012 Notes (i) bears interest at 6% per annum (10% in the case of the Subordinated Note) payable upon maturity or, in the case of the September 2012 Convertible Note, upon conversion; (ii) is subordinated to existing senior indebtedness of the Company, and (iii) is secured by any net proceeds received by the Company after paying off any senior indebtedness in the event any holder of senior indebtedness forecloses on the common stock of National Asset Management, Inc.   As part of this financing, the terms of the 6% convertible promissory notes in original principal amounts of $3.3 million and $.7 million previously issued to NSGP (the “April 2012 Convertible Notes”) in March and April 2012, respectively, were amended to contain terms identical to the terms of the September 2012 Convertible Note.

The September 2012 Notes mature on the earlier to occur of (i) 10 business days after delivery by the holder thereof of a notice of maturity (which notice of maturity may not be issued prior to August 13, 2013), or (ii) March 31, 2015; provided that upon completion of a restructuring of the capital of the Company in a manner satisfactory to the holder, in its sole discretion, the maturity date shall be March 31, 2015.  In addition, if the Company consummates any equity or equity-link financing without the consent of the respective holders of the September 2012 Notes, such holder’s note will mature as of the date of closing of such financing.

The September 2012 Convertible Note is convertible into units of the Company (the “Units”) consisting of (a) Series E Preferred Stock, (b) a warrant exercisable at $0.50 for shares of Common Stock equal to 100% of the shares of Common Stock underlying the Series E Preferred Stock issuable upon conversion of the September 2012 Convertible Note (the “Warrants”).  The number of Units to be issued upon such conversion will be equal to the quotient obtained by dividing (i) the principal amount plus accrued interest of the Note being converted by (ii) $50.00.  The terms of the Warrants will be similar to those that would be issued upon conversion of the April 2012 Convertible Notes.

Registration Rights Agreement

As a condition to the purchase of the September 2012 Notes, the Company and NSGP also entered into an Amended and Restated Registration Rights Agreement on September 5, 2012 (the “Registration Rights Agreement”) to conform to the above terms of this financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation (Registrant)

Date: September 11, 2012

	By:	/s/
Mark Goldwasser
Chief Executive Officer